SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         World Acceptance Corporation
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                                                    July 2, 1997

To the Shareholders of
  World Acceptance Corporation:



     In connection with the Annual Meeting of Shareholders of your Company to be held on August 6, 1997, we enclose a Notice of the Meeting, a Proxy Statement containing information about the matters to be considered at the Meeting, and a form of proxy relating to those matters.

     In addition, we enclose our 1997 Annual Report, which provides information relating to the Company's activities and operating performance during the most recent fiscal year.

     You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event that you are unable to attend the Meeting. Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.


                                             Sincerely yours,

                                             /s/ Charles D. Walters
                                             ----------------------------
                                             Charles D. Walters
                                             Chairman of the Board and
                                             Chief Executive Officer

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

To Our Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Airport Marriott in the city of Greenville, South Carolina, on Wednesday, August 6, 1997, at 11:00 a.m., local time, for the following purposes:

     1. To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

     2. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company and it's subsidiaries for the current year; and

     3 To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on June 20, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend, your shares can nevertheless be voted at the Meeting.


                                             /s/ Charles D. Walters
                                             ----------------------------
                                             Charles D. Walters
                                             Chairman of the Board and
                                             Chief Executive Officer

July 2, 1997



                                IMPORTANT NOTICE
                    Please Sign and Mail Your Proxy Promptly

                          WORLD ACCEPTANCE CORPORATION
                              108 Frederick Street
                        Greenville, South Carolina 29607

                                   ----------

                                 PROXY STATEMENT

                                   ----------

     The following statement, first mailed on July 2, 1997, is furnished in connection with the solicitation by the Board of Directors (the "Board") of World Acceptance Corporation (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on August 6, 1997, at 11:00 a.m., local time, at the Airport Marriott in the city of Greenville, South Carolina, and at any adjournment or adjournments thereof.

     The accompanying form of proxy is for use at the Meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Corporation written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be noted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

     1. The election to the Board of Directors of the seven (7) nominees named in this Proxy Statement; and

     2. The ratification of the Board of Directors' selection of KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current year.

     The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy material to the beneficial owners of Common Stock and secure their voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, or special letter.

     Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 20, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record at the close of business on that date of shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), will be entitled to notice of and to vote at the Meeting.

     The number of outstanding Shares entitled to vote as of that record date was 18,946,573. Each Share is entitled to one vote. In accordance with South Carolina law and the Company's bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors and the ratification of the selection of accountants. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

     With regard to the election of directors, votes may either be cast in favor of or withheld and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. The ratification of the selection of the auditors will be approved if more votes are cast in favor of such proposal than are cast against it. Accordingly, abstentions will have no effect on the outcome of the vote of such proposal. Broker non-votes, which will not be counted as votes cast, will have no effect on the election of directors or the approval of accountants. Cumulative voting is not permitted under the Company's Articles of Incorporation.

     On June 20, 1997, the only class of voting securities the Company had issued and outstanding was its Common Stock. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite his name, unless noted otherwise.

                         Ownership of Shares by Certain
                      Beneficial Owners as of June 20, 1997

Name and Address                                     Amount and Nature                  Percent
of Beneficial Owner                               of Beneficial Ownership               of Class
-------------------                               -----------------------               --------
Denver Investment Advisors LLC (1)                       2,113,084                        10.9%
1225 17th Street
26th Floor
Denver, Colorado 80202

Charles D. Walters (2)                                   2,051,750                        10.6%
108 Frederick Street
Greenville, South Carolina 29607

Thomas W. Smith et al. (3)                               2,028,600                        10.5%
323 Railroad Avenue
Greenwich, Connecticut 06830

Wanger Asset Management, Ltd. (4)                        1,364,200                        7.1%
Ralph Wanger
227 West Monroe Street
Suite 3000
Chicago, Illinois 60606

Acorn Investment Trust (5)                               1,190,000                        6.2%
Series Designated Acorn Fund
227 West Monroe Street
Suite 3000
Chicago, Illinois 60606

----------
(1) Based on an amended Schedule 13G filed with the Company on February 10, 1997. Includes 720,600 Shares over which Denver Investment Advisors LLC disclaims voting power.

(2) Includes 361,150 Shares subject to options exercisable within 60 days of June 20, 1997, and 15,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of the 15,000 Shares held in trust. Also includes 243,925 Shares held by a family limited partnership of which Mr. Walters is the general partner.

(3)  Based on a  Schedule  13D filed  with the  Company  on  January  14,  1993.
     Includes 1,938,600 Shares held by three private investment limited partnerships, of which each of Mr. Smith and Thomas N. Tryforos (each of the same business address as Mr. Smith) is a general partner, and an employee profit-sharing plan of a corporation of which Mr. Smith and Mr. Tryforos are trustees.

(4)  Based on a Schedule 13G dated February 14, 1997.

(5)  Based on a Schedule 13G dated February 14, 1997.


                              ELECTION OF DIRECTORS

     It is intended that the persons named in the accompanying proxy will vote only for the seven nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. The number of directors and nominees has been set by the Board. Each director will be elected to serve until the next annual meeting of Shareholders or until a successor is elected and qualifies. Directors will be elected by a plurality of the votes cast.

     Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the persons named in the proxy.

     During the most recent fiscal year, the Board of Directors held four regularly scheduled quarterly meetings. Each director attended all meetings of the Board of Directors and of each committee on which he served, except Mr. Hummers was unable to attend the 1996 Annual Meeting of Shareholders and following Board of Directors meeting.

     At June 20, 1997, compensation paid to each director who is not an employee of the Company was $1,500 for each meeting of the Board of Directors and $200 for each meeting of a committee on which he serves. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors. In addition, each outside director receives options to purchase 6,000 Shares on April 30 of each year pursuant to the terms of the Company's 1992 and 1994 Stock Option Plans. The exercise price for these options is the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant.

     The Board of Directors maintains an Audit Committee on which Messrs. Hummers, McLean, and Way serve. The Audit Committee reviews the results and scope of each audit, the service provided by the Company's independent accountants and all related-party transactions. The Audit Committee met once during the most recent fiscal year.

     The Board of Directors also maintains a Stock Option Committee on which Messrs. Gilreath, Hummers, and Way serve. This Stock Option Committee administers the Company's 1992 and 1994 Stock Option Plans. The Stock Option Committee met two times during the most recent fiscal year.

     The Board also maintains a Compensation Committee on which Messrs. Gilreath, Hummers, and Way serve. The Compensation Committee establishes and reviews the compensation criteria and policies of the Company and reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. The Compensation Committee met two times during the most recent fiscal year.

     The following is a list of nominees for election to the Board of Directors. Each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other publicly-held companies are set forth below. Each of the nominees served on the Board of Directors during the Company's last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

     CHARLES D.  WALTERS  (58),  Chairman  and Chief  Executive  Officer,  World
Acceptance Corporation. Mr. Walters has served as Chairman of the Board of Directors and Chief Executive Officer since July 1991 and as a director since April 1989. Mr. Walters served as President from 1986 to 1996, Executive Vice President from 1984 to 1986, and as Regional Vice President responsible for operations in Texas and Oklahoma from 1976 to 1984. Mr. Walters joined a predecessor of the Company in 1972.

     R. HAROLD OWENS (49), President and Chief Operating Officer, World Acceptance Corporation. Mr. Owens has served as President since August 1996, as Executive Vice President and Chief Operating Officer since June 1995, and as a director since August 1995. From March 1995 to June 1995, Mr. Owens served as president and chief executive officer of Key Corp. Finance, Inc., a consumer finance company based in Cleveland, Ohio. From October 1992 to June 1994, Mr. Owens served as president and chief operating officer of Fleet Finance, Inc., a consumer finance company headquartered in Atlanta, Georgia. From June 1978 to October 1992, Mr. Owens was employed by Security Pacific Financial Services, Inc., a consumer finance company based in San Diego, California, where he served in various management positions, including president and chief executive officer from June 1989 to June 1992.

     A. ALEXANDER McLEAN, III (46), Executive Vice President and Chief Financial Officer, World Acceptance Corporation. Mr. McLean has served as Executive Vice President since August 1996, Senior Vice President since 1992, and as Vice President and Chief Financial Officer and a director since June 1989. Mr. McLean is a certified public accountant in South Carolina.

     JAMES R GILREATH (55), Attorney, James R. Gilreath, P. A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

     WILLIAM S. HUMMERS, III (51), Executive Vice President and Chief Financial Officer, Carolina First Corporation, Greenville, South Carolina, a bank holding company. Mr. Hummers has served in his present capacities with Carolina First Corporation since 1988. From 1987 to 1988, Mr. Hummers served as a vice president of management reporting of First Union Corporation, a bank holding company headquartered in Charlotte, North Carolina. Mr. Hummers currently serves as a director of Carolina First Corporation. Mr. Hummers has served as a director of the Company since April 1989.

     CHARLES D. WAY (44), President, Chief Executive Officer and Chairman, Ryan's Family Steak Houses, Inc., Greer, South Carolina, a restaurant company. Mr. Way has served as president of Ryan's Family Steak Houses, Inc. since 1988, as its chief executive officer since 1989, and as its chairman since October 1992. From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan's Family Steak Houses, Inc. Mr. Way currently serves as a director of Ryan's Family Steak Houses, Inc. and of Moovies, Inc. Mr. Way has served as a director of the Company since September 1991.

     KEN R BRAMLETT, JR. (37), Senior Vice President and General Counsel, Personnel Group of America, Inc., Charlotte, North Carolina, an information technology and personnel staffing services company. Mr. Bramlett has served as senior vice president and general counsel of Personnel Group of America, Inc. since October 1996. Prior to this, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A. a Charlotte, North Carolina, law firm. Mr. Bramlett has served as a director of the Company since October 1993.

     The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 20, 1997, for each director, nominee, or executive officer identified below in the Summary Compensation Table and all directors and executive officers as a group.

           OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 20, 1997

                                                       Shares Beneficially Owned
                                                       -------------------------
        Name of Individual or                                          Percent
           Number in Group                              Amount (1)     of Class
           ---------------                              ----------     --------
Charles D. Walters ..............................       2,051,750(2)    10.6%
R. Harold Owens .................................          92,530          *
A. Alexander McLean, III ........................         327,017(3)     1.7%
Duane D. Moore ..................................          45,300(4)       *
Mark C. Roland ..................................           5,000          *
James R. Gilreath ...............................         136,500(5)       *
William S. Hummers, III .........................          62,000          *
Charles D. Way ..................................          68,000(6)       *
Ken R. Bramlett, Jr .............................          25,500          *

Director and all executive
   officers as a group (9 persons) (4) ..........       2,813,597       14.2%

----------
* Less than 1%.

(1) Includes the following Shares subject to options exercisable within 60 days of June 20, 1997: Mr. Walters - 361,150; Mr. Owens - 92,530; Mr. McLean - 243,617; Mr. Moore - 45,000; Mr. Roland - 5,000; Mr. Gilreath - 36,000; Mr.
     Hummers - 36,000; Mr. Way - 36,000; Mr. Bramlett - 24,000.

(2) Includes 15,000 Shares held in trust for the benefit of Mr. Walters' grandchildren and nephew. Mr. Walters disclaims beneficial ownership of these Shares. Also includes 243,925 Shares held by a family limited partnership of which Mr. Walters is the general partner.

(3) Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.

(4)  Mr. Moore terminated his employment with the Company on May 20, 1997.

(5) Includes 7,500 Shares held in a profit-sharing trust for which Mr. Gilreath serves as trustee.

(6) Includes 12,000 Shares held of record by Mr. Way's wife, as custodian for Mr. Way's children. Mr. Way disclaims beneficial ownership of these Shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 1997.

                               SHAREHOLDER RETURN

     Performance Graph. The following chart provides a graphic comparison of the cumulative shareholder return on the Company's Shares to (a) the cumulative total return of the NASDAQ Composite Index and (b) the cumulative total return of the NASDAQ Financial Index. All cumulative returns assume the investment of $100.00 in each of the Company's Shares, the NASDAQ Composite Index and the NASDAQ Financial Index on March 31, 1992.


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

               Comparison of Cumulative Total Return Between World Acceptance Corporation, NASDAQ Composite Index and
                             NASDAQ Financial Index



                              [PLOT POINTS TO COME]

                             EXECUTIVE COMPENSATION

   Joint Report of the Compensation Committee and the Stock Option Committee.

Compensation Committee

     The Compensation Committee is responsible for establishing compensation and benefits (other than stock option grants) for the members of senior management of the Company. The Compensation Committee annually evaluates the Company's performance and compensation paid to the Company's executive officers and other senior management.

Stock Option Committee

     The Stock Option Committee is responsible for administering the Company's 1992 and 1994 Stock Option Plans and granting stock options and restricted stock awards under these plans. The Stock Option Committee meets periodically to consider option grants to newly-hired, promoted, and existing members of management.

Objectives and Policies

     The Compensation Committee and the Stock Option Committee seek to establish compensation policies, plans, and programs to accomplish two objectives: (i) to attract and retain highly-capable and well-qualified executives and (ii) to focus executives' efforts on increasing shareholder value. To achieve these objectives, the committees have established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of stock options and restricted stock awards that vest over a period of time.

     Since the beginning of fiscal 1995, Messrs. Walters, and McLean (and since June 1995, Mr. Owens) have been compensated pursuant to the compensation package described above in accordance with employment agreements and incentive compensation plans described herein and developed with the assistance of an independent executive compensation consultant after a comparative assessment of the Company's existing compensation system. This assessment revealed that, by comparison to other similar companies, the Company has historically paid relatively modest base salaries to its executives and has made incentive compensation a significant component of its overall executive compensation packages. The Compensation Committee concluded that the continuation of this policy was desirable to enable the Company to tie a significant percentage of each executive's overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, the employment agreements provide for minimum base salary levels subject to adjustment at the discretion of the Compensation Committee, potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals, and potentially significant awards of stock options and restricted stock based on the achievement of objective long-term Company performance goals.

     For fiscal 1997, Messrs. Walters, Owens, and McLean were paid the minimum base salaries established under their employment agreements. The amount of cash bonuses awarded to Messrs. Walters, Owens, and McLean for fiscal 1997 were determined in accordance with the Company's Executive Incentive Plan (the "Executive Incentive Plan") based on the Company's achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable, and (3) expense control. The Compensation Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable and expense control are the two most significant determinants of earnings per share. The relative weights assigned to each of these goals in determining the amount of cash bonus compensation for Messrs. Walters, Owens, and McLean in fiscal 1997 were as follows: earnings per share--40%; growth in loans receivable--30%; and expense control--30%. Possible bonuses ranging from 25% to 150% of base salary for Mr. Walters, from 25% to 135% of base salary for Mr. Owens, and from 20% to 120% of base salary for Mr. McLean were available for fiscal 1997 depending upon whether the Company reached the pre-established minimum, threshold, target, or maximum level of achievement with respect to a particular goal. During fiscal 1997, the Company did not achieve maximum targeted performance levels with respect to its goals for earnings per share, growth in loans receivable, and expense control, and as a result the cash bonuses payable under the Executive Incentive Plan amounted to 32.5%, 29.5% and 26.0% of base salary for Messrs. Walters, Owens, and McLean, respectively.

     The long-term incentive components of the Company's executive compensation are stock options and restricted stock to be awarded under the 1992 and 1994 Stock Option Plans in accordance with the Company's Executive Strategic Incentive Plan (the "Strategic Incentive Plan"). Options may have a term of up to 10 years, but expire earlier upon an executive's termination of employment. Options granted under the 1992 and 1994 Stock Option Plans are exercisable generally at the fair market value of the Shares at the date of grant. Restricted Stock awards may contain such transfer restrictions and vesting and other terms as determined by the Stock Option Committee.

     At the beginning of each fiscal year, Messrs. Walters, Owens, and McLean received long-term incentive compensation based upon the achievement of objective Company performance goals embodied in the Strategic Incentive Plan for the previous fiscal year. This plan, adopted during fiscal 1995, is similar in structure to the Executive Incentive Plan, but is designed to reward performance over a three-year period. The performance goals on which long-term incentive compensation are based relate to (1) increases in earnings per share, (2) growth in loans receivable, and (3) return on average equity, and the relative weights assigned to those goals as a percentage of the executive's total award opportunity are as follows: earnings per share--40%; growth in loans receivable--20%; and return on average equity--40%. During fiscal 1997, the Company achieved below target performance with respect to earnings per share and return on equity, and above target performance with respect to growth in loans receivable. Accordingly, under the Strategic Incentive Plan, Messrs. Walters, Owens, and McLean were awarded on April 1, 1997, options to purchase 32,776, 24,582, and 21,304 shares, respectively, representing in value approximately 25.3% of the base salary. One-third of the options granted on April 1, 1997, vested immediately and the remaining two-thirds vest in equal increments over the next two years.

These options are for a term of 10 years and are exercisable at $5.41 per share, the average of the high and low sales price of the Company's Common Stock on the date of grant. The options will terminate upon the executive's termination of employment, except in the event of death, disability, and certain involuntary termination, in which case the options continue to be exercisable for a certain period after termination of employment. Accordingly, the extent to which these options appreciate in value depends upon the executive's continued employment with the Company and the Company's continued performance.

     In addition to the above, Messrs. Owens, and McLean were awarded options to purchase 7,800 and 6,800 shares, respectively, in July 1996 as special grants in connection with their promotions to President and Executive Vice President. These options were also for a term of 10 years, are exercisable at a price of $6.75 per share, and vested 100% immediately. Mr. Owens was also awarded an option to purchase 6,000 shares in January 1997. This option is also for a term of 10 years and is exercisable at a price of $5.94. It vests at a rate of 20% per year over a five-year period. All of the above options terminate upon the termination of the individual officer's employment, except under certain circumstances as described above. The compensation for the Company's other executive officers, Mr. Duane Moore, and Mr. Mark Roland, is based 50% on the achievement of business unit performance goals and 50% on the same Company performance goals that determine the compensation of Messrs. Walters, Owens, and McLean.

     The Revenue Reconciliation Act of 1993 included a new provision that prohibits publicly-held corporations from deducting as an expense for tax purposes the amount by which compensation paid to certain executives exceeds $1,000,000. Certain types of incentive compensation are excepted from this prohibition. While the current compensation levels of the Company's executives are well below this limit, the committees intend to examine the application of the provision and determine whether any of the committee's policies, or any of the Company's compensation plans, should be changed to avoid payment of nondeductible compensation.

Compensation of Chief Executive Officer

     Mr. Walters' compensation for fiscal 1997 was determined in the manner and in accordance with the policies described above. As a result, Mr. Walters' compensation continued to decline in fiscal 1997, reflecting the decline in the Company's financial results during this period. During fiscal 1997, the Company, and other companies in the consumer financial services industry, were affected by increased industry competition and higher loan losses. These factors led to a 23% reduction in net income from the previous fiscal year. Notwithstanding this decrease, however, the Company performed very well in a difficult lending environment. During fiscal 1997, the Company earned $8.1 million, representing an 8.2% return on average assets and a 20.4% return on average equity. During the last three fiscal years ended March 31, 1995, 1996, and 1997, Mr. Walters has overseen increases in the Company's office network of 27, 38, and 54 net new offices, respectively; and in gross loans receivable, the Company's primary earning assets, of 23%, 12%, and 14%, respectively. Despite this growth, the Company has generally maintained control over its operating expenses, as total general and administrative expenses as a percentage of revenues has declined form 66% in fiscal 1994 to 62% in fiscal 1997. Based on these factors, the committees continue to believe that Mr. Walters' compensation as Chief Executive Officer appropriately reflects the Company's short-term and long-term performance.

         COMPENSATION COMMITTEE                    STOCK OPTION COMMITTEE
         James R. Gilreath                         James R. Gilreath
         William S. Hummers, III                   William S. Hummers, III
         Charles D. Way                            Charles D. Way

Compensation Committee Interlocks and Insider Participation

     During fiscal 1997, Messrs. Gilreath, Hummers, and Way served as members of the Compensation Committee and the Stock Option Committee. Mr. Gilreath is a member of the law firm of James R. Gilreath, P.A., which, since 1989, has served and will continue to serve as counsel to the Company.

     Summary Compensation Table. The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended March 31, 1997, 1996 and 1995 with respect to the chief executive officer of the Company and the four other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended March 31, 1997. Mr. Owens and Mr. Roland became executive officers of the Company during fiscal 1996, and Mr. Moore became an executive officer during fiscal 1995.

                                            Summary Compensation Table
                                                                                              Long-Term
                                                     Annual Compensation                 Compensation Award
                                           ---------------------------------------      ---------------------
                                                                       Other Annual     Securities Underlying   All Other
Name and Principal Position        Year       Salary($)   Bonus($)    Compensation($)    Options (#) (1) (2)  Compensation($)
---------------------------        ----       ---------   --------    ---------------    -------------------  ---------------
Charles D. Walters                 1997       210,000      68,250            (3)               84,076           50,362(4)
    Chairman and Chief             1996       210,000     120,750            (3)              130,674           34,423(5)
    Executive Officer              1995       200,000     300,000            (3)               90,000           74,878(6)

R. Harold Owens                    1997       157,500      46,463            (3)               73,854           85,535(7)
    President and Chief            1996       114,808      71,250            (3)               75,000           50,000(8)
    Operating Officer              1995            --          --             --                   --               --

A. Alexander McLean, III           1997       136,500      35,490            (3)               58,847            5,124(9)
    Executive Vice President       1996       130,000      59,800            (3)               81,018            2,540(9)
    and Chief Financial Officer    1995       124,000     148,800            (3)               75,000            3,405(9)

Duane D. Moore                     1997       115,550      21,128            (3)               15,000            2,222(9)
    Senior Vice President          1996       110,000      14,300            (3)               15,000            1,923(9)
    Western Division               1995        92,867      35,000            (3)               45,000            2,255(9)

Mark C. Roland                     1997       102,083      22,038            (3)               15,000               --
    Senior Vice President          1996        24,680       5,000            (3)               15,000           12,000(10)
    Eastern Division               1995            --          --             --                   --               --

----------
(1) Amounts do not include options with respect to 32,776, 24,582, and 21,304 Shares that were granted on April 1, 1997 to Messrs. Walters, Owens, and McLean, respectively, for fiscal 1997.

(2) All option amounts have been adjusted to reflect the three-for-one stock split that was made on August 31, 1995.

(3) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the named officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such named officer for the fiscal year reported.

(4) Includes $5,275 in Company matching contributions under the Company's 401(k) plan and $45,087 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters' life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(5) Includes $2,841 in Company matching contributions under the Company's 401(k) plan and $31,582 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(6) Includes $3,815 in Company matching contributions under the Company's 401(k) plan and $71,063 representing the assumed present value of the non-term portion of premium payments made on behalf of Mr. Walters by the Company to purchase split-dollar insurance covering Mr. Walters's life, assuming repayment of such amount by Mr. Walters upon retirement at age 65 at an interest rate of 8% per annum.

(7) Includes $3,605 in Company matching contributions under the Company's 401(k) plan and $81,930 in relocation related special bonuses

(8) Amount represents special bonus paid to Mr. Owens in connection with his employment by the Company in June 1995.

(9) Amount represents Company matching contributions under the company's 401(k) plan.

(10) Amount represents special bonus paid to Mr. Roland in connection with his employment by the Company in January 1996.

     Option Grants Table. The following table sets forth information with respect to options granted during the fiscal year ended March 31, 1997, to the named officers.


                                       Option Grants in Last Fiscal Year (1)

                                     Individual Grants
                                 -------------------------
                                                 % of Total                                     Potential Realized
                                  Number of        Options                                       Value at Assumed
                                 Securities      Granted to                                    Annual Rates of Stock
                                 Underlying       Employees        Exercise or                Price Appreciation for
                                   Options        in Fiscal        Base Price    Expiration       Option Term (2)
Name                             Granted (#)      Year (%)         ($/Sh)(1)        Date       5% ($)      10% ($)
----                             -----------      ---------        ---------        ----       ------      -------
Charles D. Walters ............      84,076          16.4            10.75         4/1/06     568,406    1,440,452
R. Harold Owens ...............      60,054          11.7            10.75         4/1/06     406,002    1,028,889
                                      7,800           1.5             6.75        7/18/06      33,111       83,911
                                      6,000           1.2             5.94        1/27/07      22,414       56,801
                                     ------          ----            -----         ------     -------    ---------
                                     73,854          14.4                                     461,527    1,169,601
A. Alexander McLean, III ......      52,047          10.2            10.75         4/1/06     351,870      891,707
                                      6,800           1.3             6.75        7/18/06      28,866       73,153
                                     ------          ----            -----         ------     -------    ---------
                                     58,847          11.5                                     380,736      964,860
Duane D. Moore ................      15,000           2.9             6.69       10/25/06      63,110      159,932
Mark C. Roland .................     15,000           2.9             6.69       10/25/06      63,110      159,932

----------

(1) All Options shown in this table were granted under the Company's 1992 Stock Option Plan and 1994 Stock Option Plan at the fair market value of the Shares on the date of grant (defined as the average of the high and low sale prices of the Shares as quoted on the NASDAQ National Market System). As of June 20, 1997, the Company has granted options covering 1,410,500 shares under the 1992 Stock Option Plan and 1,441,731 shares under the 1994 Stock Option Plan to approximately 237 employees, including the named officers, and to its outside directors.

(2) These amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holding cannot be predicted, and there can be no assurance that the gains set forth in the table can be achieved. No gains to the option holders are possible without increases in the price of the Shares, which will benefit all shareholders.

     Option Exercise and Fiscal Year-End Option Value Table. The following table sets forth information with respect to the exercise of stock options by the named officers during the fiscal year ended March 31, 1997, and unexercised options held as of March 31, 1997.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                              Number of Securities Underlying      Value of Unexercised
                             Unexercised Options at FY-End (#)     In-the-Money Options
                             ---------------------------------       at FY-End ($) (1)
                                                                --------------------------
Name                              Exercisable  Unexercisable    Exercisable  Unexercisable
----                              -----------  -------------    -----------  -------------
Charles D. Walters .............     256,141     198,609         158,700        39,675
R. Harold Owens ................      42,818     106,036            --            --
A. Alexander McLean, III .......     180,161     139,704          95,976        23,994
Duane D. Moore .................      45,000      60,000          13,968         3,492
Mark C. Roland .................       3,000      27,000            --            --

----------
(1) The fair market value used for computations in this column was $5.625, which was the last sales price of the Common Stock on March 31, 1997.

     Employment Agreements. The Company maintains employment agreements with Messrs. Walters, Owens, and McLean. With respect to Walters, and McLean, these agreements expire on April 1, 2001, and Mr. Owens on June 26, 1998. The terms of these agreements are three years and provide for current annual base salaries of not less than $210,000, $157,500, and $136,500, for Messrs. Walters, Owens, and McLean, respectively, as determined by the Compensation Committee. These salaries are subject to annual increases as determined by the Compensation Committee. In addition, the agreements provide for the payment of annual cash incentive payments in accordance with the terms of the Company's Executive Incentive Plan, based on the Company's achievements of certain pre-established performance criteria. For fiscal 1997, the performance criteria related to achievement of a certain level of earnings per common share, a certain amount of growth in loans receivable, and the control of general and administrative expenses within certain limits.

     The agreements also provide for the payment of long-term incentive awards in accordance with the Company's Strategic Incentive Plan. Long-term incentive compensation is awarded under this plan based on the Company's achievement of certain performance goals over a three-year period. At the beginning of each three-year performance period, the Compensation Committee will establish appropriate criteria for making such payments following the end of such three-year performance period. Long-term incentive awards, at the discretion of the Compensation Committee and subject to the approval of the Stock Option Committee, may be paid in the form of restricted stock or stock options granted under the Company's stock option plans. The intent of such long-term incentive compensation awards is to motivate the achievement of longer range and strategic goals. The current performance criteria for the long-term incentive awards relate to earnings per share, growth in loans receivable, and return on average equity.

     Under the agreements with Messrs. Walters, and McLean, the Company has agreed to provide each with long-term disability insurance benefits equal to 60% of such executive's base salary at the time of disability, and Mr. Walters' agreement requires the Company to provide at least $2,000,000 in life insurance coverage payable to Mr. Walters' designated beneficiary in the event of his death. These agreements also provide for severance payments and the continuation of certain benefits if either executive is terminated without cause or constructively discharged (as defined in the agreements). In the event of such termination without cause or constructive discharge, including any such termination of discharge that occurs within one year after a change of control of the Company, the executive is entitled to receive (i) severance pay equal to 100% of such executive's base salary at the time of termination or change of control, as the case may be, for the longer of 24 months or the remaining term of the employment agreement, (ii) the continuation of all other prerequisites and benefits available under the agreement for a period of 24 months from the date of termination, and (iii) annual incentive compensation payments prorated to the date of termination.

     Messrs. Walters, Owens, and McLean have agreed not to compete with the Company during the term of their employment and for two years thereafter.

                              CERTAIN TRANSACTIONS

     The law firm of Robinson, Bradshaw & Hinson, P.A., of which Mr. Ken R. Bramlett, Jr., a director of the Company, was a shareholder for the period March 1, 1990, through October 6, 1996, was retained to perform legal services for the Company and its subsidiaries during the last fiscal year. It is anticipated that the firm will continue to provide legal services to the Company and its subsidiaries during the current fiscal year.

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board, upon the recommendation of the Audit Committee, has approved the selection of the firm KPMG Peat Marwick LLP as independent public accountants to examine the books of the Company and its subsidiaries for the current year, to report on the consolidated balance sheet and related statement of operations of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of KPMG Peat Marwick LLP for the purposes set forth above. The Company has been advised by KPMG Peat Marwick LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company's most recent fiscal year.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

     Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in auditors for the next year.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS TO AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE CURRENT YEAR.

                PROPOSALS FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company no later than the close of business on March 4, 1998, if such proposal is to be considered for inclusions in the proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

     The Board and officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgement.

     You are cordially invited to attend this year's Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.




                                               /s/ Charles D. Walters
                                               ---------------------------------
                                               CHARLES D WALTERS,
                                               Chairman of the Board and
                                               Chief Executive Officer

July 2, 1997

                            Notice of Annual Meeting

                                      and

                                Proxy Statement







                                 Annual Meeting
                                of Stockholders
                                 to be held on
                                 August 6, 1997


*******************************************************************************
                                   APPENDIX

                          WORLD ACCEPTANCE CORPORATION
REVOCABLE                ANNUAL MEETING OF SHAREHOLDERS
PROXY                     to be held on August 6, 1997

          This Proxy is Solicited on Behalf of the Board of Directors.
   The undersigned hereby appoints A. Alexander McLean, III and Jeffrey W. Ohly as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of WORLD ACCEPTANCE CORPORATION (the "Company") held of record by the undersigned on June 20, 1997 at the annual meeting of shareholders to be held on August 6, 1997 (the "1997 Annual Meeting") or any adjournment thereof.

1. ELECTION OF DIRECTORS       [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY
                                   (except as marked to the contrary below)      to vote for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
    Charles D. Walters; R. Harold Owens; A. Alexander McLean, III; James R.
                       Gilreath; William S. Hummers, III;
                    Charles D. Way; and Ken R. Bramlett, Jr.
2. PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' SELECTION OF KPMG PEAT MARWICK LLP as the Company's independent public accountants

             [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
      PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH PROPOSAL AND THE ELECTION OF THE DIRECTOR
NOMINEES NAMED HEREIN, AND THIS PROXY WILL BE
VOTED FOR EACH PROPOSAL AND FOR THE ELECTION OF
THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE
SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT
WILL BE VOTED AS DIRECTED.
   The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated July 2, 1997, and revokes all proxies heretofore given by the undersigned.
   Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

                                             DATED:                       , 1997

                                             Signature

                                             Signature if held jointly

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                  USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.